Exhibit 1

Dated: October 30, 2009

As Amended: April 1, 2014

Percentage of Average

Fund                                                                            Daily Net Assets

Day Hagan Tactical Allocation Fund

of ETFs

1.00%

Day Hagan Tactical Dividend Fund*

1.00%

* For purposes of Section 10 of the Agreement, the execution date of the applicable Exhibit for the Fund shall be deemed to be the date on which the Fund commences or commenced investment operations.

Mutual Fund Series Trust

By: Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Trustee

Day Hagan Asset Management

By: Donald L. Hagan

Print Name: Donald L. Hagan

Title: Partner